NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
July 25, 2024	Senior Internal Communications Lead
sthien@fhlbi.com | 317-902-3103

Federal Home Loan Bank of Indianapolis Announces Second Quarter 2024 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its second quarter 2024 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.50%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under the Bank's capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

"Our latest financial results underscore our solid track record of success in meeting member liquidity needs, as well as the innovative ways we support affordable housing and community development needs through our statutory and increased voluntary allocations," President and CEO Cindy Konich said.

The dividends will be paid in cash on July 26, 2024.

Earnings Highlights
Net income, for the second quarter of 2024, was $89 million, a net decrease of $2 million compared to the corresponding quarter in the prior year. The decrease was primarily due to lower interest spreads and lower hedging gains on qualifying fair-value hedging relationships, substantially offset by higher earnings on the portion of the Bank's assets funded by its capital1.

Net income, for the six months ended June 30, 2024, was $184 million, a net increase of $1 million compared to the corresponding period in the prior year. The increase was substantially due to higher earnings on the portion of the Bank's assets funded by its capital. However, such increase was partially offset by net gains on the extinguishment of consolidated obligations in the corresponding period that did not occur in the current period.

1     FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the size of the Bank's balance sheet and the spread between the interest earned on its assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. For the six months ended June 30, 2024, AHP assessments2 totaled $21 million. Full-year 2024 required allocations will be available to the Bank's members in 2025 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

In addition, as part of the Bank's commitment to further support its AHP and additional affordable housing, small business and community investment programs, the Bank has voluntarily allocated additional funding in 2024 totaling $23 million, based on 5% of its net earnings for 2023, of which $7 million has been recognized and is reported in other expenses.

As a result, the Bank's combined required and voluntary allocation recognized in the six-month period totaled $28 million, an increase of $1 million, or 6%, compared to the corresponding period in the prior year.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income (a)	$1,034	$950	$2,050	$1,769
Interest expense (a)	909	826	1,796	1,542
Provision for credit losses	—	—	—	—
Net interest income after provision for credit losses	125	124	254	227
Other income (b)	6	9	16	39
Other expenses	32	31	65	62
AHP assessments	10	11	21	21

Net income	$89	$91	$184	$183

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedge relationships. The Bank uses derivatives, specifically interest-rate swaps, to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges and, therefore, changes in the estimated fair value of the derivative, and changes in the fair value of the hedged item that are attributable to the hedged risk, are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

2    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights
Total assets, at June 30, 2024, were $79.2 billion, a net increase of $2.6 billion, or 3%, from December 31, 2023.

Advances 3
Advances outstanding, at June 30, 2024, at carrying value, totaled $36.6 billion, a net increase of $1.0 billion, or 3%, from December 31, 2023. The par value of advances outstanding increased by 3% to $37.0 billion, which included a net increase in short-term advances of 14% and a net decrease in long-term advances of 1%. At June 30, 2024, long-term advances composed 70% of advances outstanding, while short-term advances composed 30%.

The par value of advances outstanding to depository institutions — comprising commercial banks, savings institutions and credit unions — increased by 3%, while advances outstanding to insurance companies also increased by 3%. As a percent of total advances outstanding at par value, at June 30, 2024, advances to commercial banks and savings institutions were 48% and advances to credit unions were 14%, resulting in total advances to depository institutions of 62%, while advances to insurance companies were 38%.

Mortgage Loans Held for Portfolio 4
Mortgage loans held for portfolio, at June 30, 2024, totaled $9.4 billion, a net increase of $779 million, or 9%, from December 31, 2023, as the Bank's purchases from its members exceeded principal repayments by borrowers. Purchases of mortgage loans, for the six months ended June 30, 2024, totaled $1.2 billion.

Liquidity Investments 5

Liquidity investments, at June 30, 2024, totaled $12.8 billion, a net increase of $649 million, or 5%, from December 31, 2023. Our liquidity remained well above regulatory requirements and continues to enable the Bank to be a reliable liquidity provider to its members.

Cash and short-term investments increased by $172 million, or 1%, to $11.7 billion. The portion of U.S. Treasury obligations classified as trading securities increased by $477 million, or 79%, to $1.1 billion. As a result of this activity, cash and short-term investments represented 92% of the total liquidity investments at June 30, 2024, while U.S. Treasury obligations represented 8%.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at June 30, 2024, totaled $19.7 billion, a net increase of $205 million, or 1%, from December 31, 2023.

3     Advances are secured loans that the Bank provides to its member institutions.
4     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
5     The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury obligations.

Consolidated Obligations 6

FHLBank Indianapolis' consolidated obligations outstanding, at June 30, 2024, totaled $73.2 billion, a net increase of $2.1 billion, or 3%, from December 31, 2023, which reflected increased funding needs associated with the net increase in the Bank's total assets.

Capital 7
Total capital, at June 30, 2024, was $4.0 billion, a net increase of $242 million, or 6%, from December 31, 2023. The net increase resulted from the growth in retained earnings, increase in accumulated other comprehensive income and issuances of capital stock to support advance activity.
The Bank's regulatory capital-to-assets ratio8, at June 30, 2024, was 5.47%, which exceeds all applicable regulatory capital requirements.

6     The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
7     FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
8     Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	June 30, 2024	December 31, 2023
Advances	$36,556	$35,562
Mortgage loans held for portfolio, net	9,393	8,614
Liquidity investments	12,801	12,152
Other investment securities (a)	19,656	19,451
Other assets	839	829

Total assets	$79,245	$76,608

Consolidated obligations	$73,190	$71,053
MRCS	363	369
Other liabilities	1,706	1,442
Total liabilities	75,259	72,864

Capital stock (b)	2,345	2,285
Retained earnings (c)	1,624	1,532
Accumulated other comprehensive income (loss)	17	(73)
Total capital	3,986	3,744

Total liabilities and capital	$79,245	$76,608

Total regulatory capital (d)	$4,332	$4,186

Regulatory capital-to-assets ratio	5.47%	5.46%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at June 30, 2024 and December 31, 2023, of $435 million and $398 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of June 30, 2024, and its results for the three and six months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy.